Savient Letterhead

October 26, 2010

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Savient Pharmaceuticals Conference Call. [Operator Instructions] Later we will conduct a question-and-answer session and instructions will follow at that time. As a reminder this conference may be recorded.

I would now like to turn your conference over to your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you and good morning. Welcome to this morning's conference call. Last evening we issued a press release providing an update regarding our efforts to identify a strategic transaction for the sale of Savient. This press release is available on our Web site at www.savient.com.

Before today's call I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular we need to stress that when we discuss information regarding our efforts to identify strategic alternatives for the company, our preparations and plans to commercially launch KRYSTEXXA and our preparations for regulatory submissions for KRYSTEXXA outside the United States, our work with our primary and potential secondary supply sources, and our beliefs with respect to our ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, healthcare payers and others in the medical community, as well as related matters, no inference of the overall success with respect to these matters can be implied as they are subject to a number of risks and uncertainties.

We encourage you to review our press release dated October 25, 2010, and our company's filings with the Securities and Exchange Commission including without limitation, our quarterly reports on Form 10-Q and 10-K which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, October 26, 2010. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning is Paul Hamelin, our President. However, before I turn the call over to Paul, I would like to take a moment to review the announcement made last night in our press release regarding the process we have engaged in directed towards identifying a strategic transaction for the sale of Savient. As we stated in last night's press release, this process did not result in a sale of the company at this time. We can confirm that we conducted a broad process open to all companies that we considered to be potential acquirers of Savient and ultimately that process did not result in a sale of the company at this time.

Our Board of Directors will continue to evaluate strategic alternatives available to the company to maximize value. However, we believe it would not be in the best interest of Savient's shareholders to discuss in detail beyond what we have stated the process that we have conducted. Therefore, we will have no further comment on the sale process. What is important is that we have an FDA approved product in KRYSTEXXA and it is our belief that it is in the best interests of our shareholders to rapidly advance the launch of KRYSTEXXA in the U.S.

Thus, on this conference call we intend to focus exclusively on providing some further details around our launch plans and again will not provide further comments on the sale process and related matters.

At this time, I would like to turn the call over to Paul Hamelin.

Paul Hamelin, President

Thank you, Philip, and good morning everyone. Thank you for joining us. As Philip mentioned, the purpose of this morning's call is to discuss the progress we've been making in our preparations for the commercial launch of KRYSTEXXA. I'd like to remind everyone that in our September 15th conference call, immediately after approval, we stated that the company's plan was to continue preparations for launch while in parallel we were pursuing this strategic transaction. By following this parallel or dual path, we have made significant strides in our launch preparation and implementation work, which I will highlight this morning in the call.

As you are aware, the FDA approved KRYSTEXXA last month with an indication for the treatment of chronic gout in adult patients who are refractory to conventional therapy. These patients are desperate for a therapy that can transform their lives by reducing the crippling flares, eliminating the disabling disfiguring chronic inflammation associated with the patient's deposits of urate crystals in their joints and soft tissues. We've been moving our commercialization plans forward and look forward to bringing these desperate patients the treatment that they deserve and that they have been waiting for, for decades.

Toward that end, I'm pleased to announce that we intend to commence shipments of KRYSTEXXA to specialty distributors in December of 2010 in order that these deserving patients for the first time ever have access to life-changing new therapy. This is not an incremental benefit that KRYSTEXXA provides it is a life-transforming benefit.

In December, rheumatologists and nephrologists will then be able to write prescriptions for KRYSTEXXA and access the product for the treatment of their patients. We will also announce the price for KYRSTEXXA at the time we commence our shipments to the specialty distributors, which we're planning for December.

There is much more to a commercial launch than simply making it available for prescription. So let me lay out some of the details of our other launch plans and activities. In terms of product supply, we have already put product labeling on vials, packaged and placed these vials into cartons. We have already prepared launch quantities of KRYSTEXXA in order to meet the anticipated requirements for the commencement of shipments into commerce in December. We also have on hand in the United States sufficient quantities of additional product ready for final packaging and labeling later this quarter and additional supply quantities at various points throughout 2011.

As previously disclosed, shortly after the FDA's approval last month, we completed our preparations of our proposed promotional selling materials for KRYSTEXXA's introduction and we submitted these materials for review to DDMAC. DDMAC is the FDA's Division of Drug Marketing, Advertising and Communications. This review process typically takes several weeks and sometimes months, depending on the workload of the DDMAC team. We hope to receive initial set of comments from DDMAC sometime in the month of November. After review of those comments, we'll be able to firm up the target time for completion of our promotional selling materials, and this will set the timing for a full commercial sales force launch in the U.S.

However, not wanting to delay the launch until we have a response from DDMAC, we have elected to begin the introduction of KRYSTEXXA to one of our key constituent groups through our implementation of a initial package insert or limited launch Phase I at the American College of Rheumatology meeting or ACR annual meeting in Atlanta, November 7th through the 10th. This is the largest annual gathering of rheumatologists in the U.S. There could be no better venue than at ACR in two weeks to begin the initial launch process. At the ACR meeting, we will introduce KRYSTEXXA to this key audience and discuss its benefits and risks by utilizing the approved package insert which has all the relevant product information for the prescribing physician. We will staff this effort with our existing internal staff and selected external consultants who have been extensively trained. This will be an exciting meeting for the company, as we know the rheumatology community awaits the product.

We also intend to repeat this initial package insert launch the following week, the week of November 15, with a second key audience, which, in which we will introduce KRYSTEXXA at the American Society of Nephrology or Renal Week meeting in Denver. Remember, many chronic gout patients have reduced renal function due to urate crystal deposition in the kidneys and hence, the nephrologists are a good source for patients to be treated, and a subset of nephrologists do infusions.

Coming out of the ACR and the ASN meetings, in anticipation of the availability of KRYSTEXXA for prescription in December, we will then activate both our pharmacovigilance hotline and our reimbursement support services hotline just before we make KRYSTEXXA commercially available in December.

The pharmacovigilance hotline is a federally mandated support network that allows patients, physicians and other healthcare professionals to contact the company or its designee to report or call our attention to adverse events that might be associated with their use of KRYSTEXXA. We have entered into an agreement with an external company, PPD, who provides similar services to many pharmaceutical and biopharmaceutical companies to provide this service on our behalf. The pharmacovigilance hotline also enables us to meet our obligation to timely report adverse event information to the FDA once KRYSTEXXA is effectively out on the market.

Our reimbursement support services hotline is a very important and integral resource for patients, clinics and physicians. As with our pharmacovigilance hotline, we have entered into agreement with one of the leading companies, Covance, in the reimbursement hotline field to provide these services on our behalf to key groups. Our reimbursement support services vendor currently provides the same support for other leading biologics that are marketed by other major pharmaceutical companies. This hotline acts as the liaison between patients and the physician's office billing and reimbursement management personnel and the private and public payers. They collect all relevant information to ensure the payer has enough information to accept the therapy and for the patients and physicians to receive payments.

Pharmacovigilance and reimbursement support services are a perfect illustration of infrastructure that Savient does not need to build yet will provide the same quality of services as large Pharma.

Speaking of reimbursement, since the announcement of FDA's approval of KRYSTEXXA we have engaged in numerous discussions with several private and public payers in order to provide them additional product information that they require in order to make coverage decisions with respect to KRYSTEXXA and with respect to its inclusion on their formularies.

We believe given our discussions to date that these payers have a high level of recognition of the unmet medical need that KRYSTEXXA addresses in this orphan population covered in their plans. In fact, we've already received notification that one of the largest private payers, as measured by covered lives, has already placed KRYSTEXXA on formulary and upon launch of the product and receipt of product pricing will reimburse this breakthrough novel therapy from Day One, and they've made this decision without knowing the price.

Once we release the product in December, we expect to begin the hiring of a 60-person sales force with a target to have them on board and ready for training in mid January 2011, assuming completion of the DDMAC review process of our initial promotional and selling materials. Given that we believe that we'll receive initial comments and recommendations from DDMAC on these selling materials sometime in the month of November, we would anticipate that we'll be able to conclude the DDMAC review process on a timeline that would allow us to train our sales force with the final materials in mid January. This would allow us then to commence the second phase of a full promotional detailing with a sales force launch early, early in the first quarter of 2011.

Let me recap the accomplishments of our implementation plans for launch. We have already submitted our promotional materials for DDMAC review. We have labeled, packaged and placed into cartons initial launch quantities of KRYSTEXXA. We're prepared to implement a package insert launch at ACR in two weeks. Immediately following ACR we plan to conduct a package insert launch at Renal week in the second week of November. We then plan to activate our already trained pharmacovigilance partner, PPD. We next plan to activate our already-trained Covance partnership to provide telephonic or web-based reimbursement hotline support for patients, physicians and infusion centers. In December we plan to release the product, announce the price and begin the building of our staffing infrastructure, and in January we expect to hire and train an experienced team of 60 sales representatives that have biologic selling experience. These plans have been in place for many months, and were substantially down the path towards launch.

Another important and critical goal for the company is the filing for marketing application in the EU. We previously notified the European Medicines Agency that we will file our marketing authorization application on January 4, 2011, and we believe we remain on track to meet our filing commitment. We believe that it is in the best interest of our shareholders that we move rapidly forward with the commercialization of KRYSTEXXA here in the U.S. and with the filing of a marketing authorization application in Europe. The next several months are full of exciting opportunities for the company to achieve many of these important goals. Next week, we anticipate releasing our third quarter financial results and we'll take that opportunity to discuss our launch plans further.

This concludes the formal presentation. I would now like to turn the call back over to the operator and open up for questions and answers. Thank you.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Kim Lee of Global Hunter Securities. Your line is open.

Q - Kim Lee: Good morning. Thanks for taking the questions.

A - Philip Yachmetz: Good morning Kim.

Q - Kim Lee: Good morning. So first off, what are the strategic alternatives that you are considering still?

A - Philip Yachmetz: Kim, as we said, we're really not going to comment on the sale process or related matters. We just think that we need to really focus moving the company forward on the launch plans as the company and the Board of Directors continues examination.

Q - Kim Lee: And related to launch, would a partnership be on the table for either ex-U.S. or otherwise?

A - Philip Yachmetz: Again, Kim, you're wandering into the strategic area. These are discussions the directors are considering and having private discussions, and it's just inappropriate to comment any further than we have in the press release or on today's call.

Q - Kim Lee: Okay. Understood. And as far as your launch plans go, exactly how much supply do you have and how much additional supply of drug do you have?

A - Paul Hamelin: Yeah, Kim, I think we feel very confident that we've got adequate supplies of product already packaged and labeled, and we have an additional several batches of product that are awaiting right now placing of the label on it and cartoning and packaging. So I think we've got, we feel in our minds, adequate supply to be able to support this launch. And then we have a number of batches that are continuing to be manufactured at our partner to continue that supply into 2011.

Q - Kim Lee: So when you say adequate, are you talking like a year's worth of supply, two years? Can you quantify it a bit more?

A - Paul Hamelin: Well, we have two-year shelf life dating granted to us in the approval process. And so we have, with a long shelf life, that's a very good initial shelf life, we can produce enough product and have it on hand to be able to meet our demand. It's not like we have a short shelf life and hence, are afraid to make batches in advance. With a long shelf life, we have the ability to produce batches because we know we have a long commercial shelf life on them. So that's part of the reason why I think we have confidence that we have adequate supplies currently already manufactured and here in the United States.

Q - Kim Lee: All right. As European filing plans go, what is needed for the MAA filing?

A - Paul Hamelin: There are a number of things that we have to accomplish leading up to the filing. We've illustrated previously that one of the elements is a pediatric investigational plan. We submitted, and you'll recall that we submitted that actually back last spring, received comments over the course of the summer, adjusted the plan and resubmitted it. We're anticipating that pediatric plan will get approved in the month of November. So that's one gating event.

We also have a little bit of infrastructure that we need to put in place through outside third parties, and that will be in place in the month of November and December, thus allowing us to file the application on January 4. Some people might be a little puzzled why there's such a specific date, and it's actually in the EU you do decide and work with the European authorities, and they do look for a specific date. So that is the date that we have collectively agreed to with the EU to submit on. Other questions, operator?

Operator: Our next question comes from Salveen Richter of Collins Stewart. Your line is open.

Q - Laura ?: Good morning. It's Laura on behalf of Salveen. I was just wondering if there are any intended upper management hires as you ready yourselves to execute the launch. For example a... operations person, or...

A - Philip Yachmetz: Laura, hi. It's Phil. We don't comment on internal staffing issues, particularly at the senior management level. So that will be a no comment.

Q - Laura: Okay, okay. And then just quickly, how much cash do you guys currently have on hand, and how much will you require to launch KYRSTEXXA?

A - Paul Hamelin: Well, we will be updating everyone next week at our Earnings Call with respect to what our third quarter cash position looks like, but we've reported back the end of second quarter that we had approximately 89 million of cash. And as you'll recall, we have managed carefully our spend and burn through the last several quarters. So I think we're in good shape right now.

Q - Laura: Okay, great. Thank you.

A - Pau Hamelin: Thank you, Laura.

Operator: Our next question comes from Cory Kasimov of J.P. Morgan. Your line is open.

Q - Cory Kasimov: Hey, good morning. So I have a bunch of questions. You obviously realize that our hands are tied here if you refuse to discuss the sales process. So in trying not to go into the process itself, I do want to just ask something here. Phil, in your comments you seem to emphasize that you did not find a buyer at this time. Can you just tell us whether or not this process is actually over? Or if you're still entertaining interested parties?

A - Philip Yachmetz: Cory, as we said, the company has certain fiduciary responsibilities, and the Board is continuing to examine and will remain open to other strategic alternatives. You know, to comment further in detail on the process would be inappropriate.

Q - Cory Kasimov: Okay. Then how confident are you in your market research that you've referred to numerous times in the past that concludes that there are at least 170,000 patients that could be candidates for KRYSTEXXA in the U.S.?

A - Paul Hamelin: We remain confident in that number, and let me kind of walk through a little bit. In the last few earnings calls said we believe that there's approximately 172,000 patients in the United States that have severe enough symptoms, meaning that they're flaring frequently and they have tophi that will be candidates for KYRSTEXXA. And let me triangulate a little bit with that number. So that's on the basis of us conducting four quantitative pieces of market research in the United States. But let me triangulate in a different set of numbers for a minute. I know at times people refer to the FDA noting that there are 3 million gout patients and 90,000 patients that might be viewed as candidates for KRYSTEXXA. Let's triangulate on those numbers for a minute. Actually we know, and it's been reported, that there are almost 2.8 million patients right now in the United States taking allopurinol. So I'm not sure that the 3 million number that the FDA quotes would indicate that everyone who has gout is on allopurinol.

If you would step back for a minute, and you look to what other companies are postulating is the size of the gout market, you'll see that a number that's talked about frequently is 6 million patients, and our numbers that we talk about publicly, we believe there's about 5.1 million patients. So if you believe more on the research that Pharma has conducted, 5 to 6 million, you can then see if you (inaudible) FDA's number is up from 3 million to that, you would have a population that would be closer to a hundred and seventy (170,000) to a hundred and eighty thousand (180,000). And again, that triangulates well with our quantitative research saying that there's roughly a hundred and seventy two thousand (172,000) patients that have the more severe end of the symptoms of chronic gout.

Now, one thing to make very clear is that these patients are not all sitting in rheumatology practices today or not sitting in nephrology practices today. And I think sometimes that's what people begin to lose a little bit sight of. And that's what makes market projections a bit difficult because many of these patients are sitting out in primary care practices, many of them are sitting in other specialty practices. And in the future, what we'll need to do is once rheumatologists and nephrologists are comfortable with infusing the product we'll need to help ensure that these patients move from their primary care physician into the rheumatologist and nephrologist practices in order to be infused. And that's again a typical process but that is an intense process that will take us some time to achieve.

Q - Cory Kasimov: Okay but you understand where the skepticism is out there this morning in that you're talking about a patient population that's a lot larger than most investors are currently modeling, yet if it was in this range you'd think a deal could have gotten done. So is there some sort of fundamental difference that was a play? I'm trying to not get into the process itself but just trying to understand where the different assumptions may have lie that prevented something from getting done?

A - Paul Hamelin: Yeah, obviously Cory cannot comment as to what people's perceptions may or may not be. I think we're trying to state what we believe to be the case here based on the research we've conducted and based on numbers that other organizations or companies have put forward in the public domain. What people, how people interpret that is obviously open for everyone's interpretation.

Q - Cory Kasimov: Okay. And I realize you're not disclosing price until you launch the product in December but can you just at least throw us a bone and provide some sort of range of what you're thinking? Has it changed materially from what you've said in prior calls?

A - Paul Hamelin: Well, so again, I don't want to narrow it down to a range but, Cory, what we have said in the past, is that we believe this will carry a premium to TNF-alphas and we've also said probably a multiple of TNF-alpha. And so again I think within a matter of a few weeks here as we're not that far from December we'll formally announce the price.

Q - Cory Kasimov: Okay and then my last question is you just commented on where your cash position was at the end of the second quarter. But looking ahead can you provide us with some sort of guidance in terms of how much it may cost you to launch this drug on your own perhaps just for the first year?

A -Paul Hamelin: Well, let me first comment on the fact that one of the reasons why we have always, always, liked this market and this opportunity for KRYSTEXXA is that it does not require tremendous infrastructure build. This is a specialty product and hence it's not a large sales organization. And as I was trying to illustrate in my prepared remarks, there are a lot of infrastructure that's existing out and we just need to partner with that. So I use Covance and PPD as an example. The whole point of this is, is that, it is a modest amount of infrastructure and hence costs are reasonable.

As we go forward, having said that though, launching a product is a complex matter and there's a lot of variables and we're still developing and integrating some of those variables. So as we move forward, we're going to continue to be judicious in our spend and we're going to do our utmost to ensure that we've got a very successful launch here. And we'll continue to evaluate in the future any steps that we may or may not need to augment our cash resources as we move through the launch process.

Operator: Our next question comes from Eun Yang of Jefferies. Your line is open.

Q - Eun Yang: Thanks very much. When the drug was approved, you mentioned that you guys are going to conduct a post-approval observational safety study in five hundred (500) patients. Can you comment on when you might start this study and whether that might impact the initial uptake of the product when you launch the product by end of this year?

A - Paul Hamelin: Sure. Eun, as part of our approval, we have a post-approval commitment and one of the post-approval commitments that we outlined is a five hundred (500) patient observational trial. I want to be very clear, this is an observational trial, not a registry. It's not part of REMS at all. It is an observational trial. And in the next few weeks I am certain that this approval and this post-marketing commitment will become - and the FDA will put it on its Web site and you'll be able to see that that study we need to initiate in a year. So we'll go through the next several months developing a protocol and preparing to enroll patients but we don't need to enroll patients for the first year. And then we'll enroll patients throughout the next couple of years, obtaining five hundred (500) patients over this timeframe. So I don't think specifically to your question that it will impact any adoption curve because we've got plenty of time to set up the trial and plenty of time to enroll patients over the next few years.

Q - Eun Yang: Okay. Thanks. And the second question is, I understand that you don't want to go into specifics of how much of a supply that you have in hand, but when I look at the consensus number, the KRYSTEXXA sales for next year is close to $100 million or so, can you just comment on whether you feel comfortable to supply the level of the drug next year?

A - Paul Hamelin: We believe we've got adequate quantities of product already in our possession here in the United States to be able to support the launch and several months into, well into 2011. And again I do not believe at this point in time that quantities of product will be a rate limiter as we move forward.

Q - Eun Yang: Thank you.

Operator: Our next question comes from Joseph Schwartz of Leerink Swann. Your line is open.

Q - Joseph Schwartz: Thank you. I was wondering if you could give us some insight into the mix of reimbursement that you expect.

A - Paul Hamelin: Joe, in our work that we have done on a couple of different occasions now, we are anticipating that the payer mix is actually similar to the payer mix of patients who have RA or OA, and so what that really means is we're anticipating roughly about 50% of the patients will be supported by private payers and then about another third of patients will be Medicare. That may seem a little bit high to you, but again recall that most of the age of the patients who have chronic gout that's refractory to conventional therapy are patients in their 40s, 50s, 60s and 70s. So you'll see a fair amount of Medicare. And then there's very little Medicaid, and then there is probably about 10% or 11% that we believe will be in the VA system. So again that matches up somewhat similarly with the RA markets or OA markets.

Q - Joseph Schwartz: Okay. And how many of the 15 Medicare administrative contractors have you been able to gain some clarity of their coverage for KRYSTEXXA?

A - Paul Hamelin: Well, at this point in time, our outreach program is really starting to gain traction. Historically what we have been doing is we've actually been working with CMS in Washington, D.C. And so we've been, up to this point in time, kind of taken a top-down approach and our next steps are then go to the regional approach, which you're alluding to here.

One of the things that's important, whether it's with the Federal Government, the public payers or whether it's the private payers, we have heard a number of very positive comments because people understand that this is, there's high unmet medical need in this patient population and these patients are crippled and disabled and they need life transforming or clinically beneficial therapy because it doesn't exist today, and so that's why I was using the example earlier that we've already had one of the top private payers already acknowledging that they need to reimburse this product. And they've already placed it on their formulary. So we're getting good reception at the payer level, and I would expect that will continue.

Q - Joseph Schwartz: So where is the lowest hanging fruit for KRYSTEXXA to penetrate, what clusters of patients do you see in the marketplace? Because when we talk to physicians, they say that they can each envision one or two patients in their practices that are very desperate for the therapy at least as an induction. But it's hard to gross-up to some of the numbers that have been first put out there, 170 plus thousand.

A - Paul Hamelin: That's fair. Joe, what we see, what will happen initially, and this is, we believe, in rheumatology practices and in nephrology practices, you already have existing sources of patients. We think it's a little bit higher than one or two per physician. If you actually look at allopurinol prescriptions, there are tens of thousands of patients sitting in rheumatology and nephrology practices. So we would anticipate the number. There are more patients in the rheumatology practices than probably what you're quoting there, based again on our research. So the initial patient base will come from those existing practices. Then from there, we need to ensure that patients and primary care physicians understand that there is a new clinical approach to treating chronic gout and then they will refer the patients. So there's a huge pool of patients sitting in internal medicine and primary care practices.

Again, I'll go back to if you look at allopurinol prescriptions, to give you an idea of where patients reside, 80% of allopurinol is prescribed at the primary care level, and we know from our work there, there are a number of tens of thousands of patients sitting in primary care that have chronic gout that's refractory to conventional therapy and they have high numbers of flares annually and tophi. But there's been no reason up until now for the primary care physician to refer them to the rheumatologist, because all they're going to get at the rheumatologist is allopurinol.

So again, we think the initial source of patients will be in existing practices of rheumatology and nephrology and then from there we'll need the referral patterns to be established to move these patients, either through referrals by the physicians, or patients themselves saying I know there's now a new disease-modifying or transforming therapy that I want to get access to.

Operator: Our next question comes from John Newman of Oppenheimer. Your line is open.

Q - John Newman: Hi, guys. Thanks for taking the question. Just had one follow-up question to Cory's on market size for KRYSTEXXA. Could you talk just a little bit about the type of market research that you've done? I mean have you guys looked at the insurance claims in terms of patients that are diagnosed with having tophi? And also, you've been talking about this in the last couple questions, but could you talk to us about the percentage of gout patients that are treated in the rheumatologists' office overall? I know there's a split between allopurinol type patients and refractory patients, just curious there. Thanks.

A - Paul Hamelin: Let me, John, start with the last part of that. If you look at allopurinol prescriptions as a proxy for where patients reside, as I stated earlier, 80% of the prescriptions are at primary care. There are only about 2% of allopurinol prescriptions, 2 to 3%, that are actually rheumatologists in orientation. So you can see just from that number itself that the bulk of the patients are not in rheumatology practices; they're in primary care. And then the remainder of that 80 plus 2, so the remainder of that 18%, are patients sitting in nephrology, patients sitting in cardiology practices, patients sitting in podiatry, patients sitting in these other specialty groups, and that's what makes - if there is something that's challenging here, it's the fact that these patients are distributed widely in the healthcare system; they're not just concentrated in the rheumatology practices.

So when we do our quantitative market sizing exercise, we don't just do it exclusively with the rheumatologists. We actually do those where we are serving other specialties, where we're serving extensively primary care practices. And when we do that quantitative research, that is where, again, we come up with our numbers of the numbers of patients that are out there. And over time, again we need to migrate patients into the rheumatologist's office or nephrologist's where they could actually get the infusion.

Q - John Newman: Okay and on the research that you've done, the size of the market?

A - Paul Hamelin: As I stated earlier, we've done four different quantitative studies here in the U.S., and we've also done a lot of literature-based studies, or managed care database studies, and several of those have been published in 2007, '08, and '09, and again it all supports what we've been stating. One of the things, and maybe this is what is difficult for people to grasp, the - if you look at the ICD9 codes. You know, ICD9 codes are the universal codes used here in the U.S. and in Europe in which a physician will do a diagnosis and they will place that ICD9 code in, and that's part of the reimbursement package. ICD9 codes for gout have never been changed from the 50s and as a result, the old ICD9 codes are not informative at all and that makes database analysis at managed care difficult. That makes some avenues of research difficult, because they're old, non-informative ICD9 codes. We took the opportunity about a year ago now, we worked with a former President of the ACR, and we actually suggested that the ICD9 codes be changed, and they were changed.

There are now four new ICD9 codes that are out, and physicians' practices are beginning to use and code. That will help us in time to get much more quantitative in terms of the diagnosis of how many patients have flares, how many patients have flairs and tophi, how many patients have tophi, and at what time-point in their course or in their course of therapy do these exist. So I think in the future, databases will be much better as a result of these changes in the ICD9 codes. So, again, I think that unfortunately is the source for confusion historically.

Q - John Newman: Okay. And I know you've already been asked about your plans in Europe, but could you maybe just sort of give us an idea as to the range of options that you're considering, whether it be launching a product on your own, partnering the product, doing some sort of a royalty deal? Just kind of, trying to understand how we should think about the European opportunity, whether it's going to be entirely yours, split with someone else and sort of how that could happen?

A - Paul Hamelin: For our plans in Europe, right now - our initial plan is to file this application on January 4th. We know that typically a review in Europe will take about a year. If we file in early January of '11, it will take a year for review. And then once it's reviewed and assuming a positive review and approval, then we need to negotiate pricing with various countries. And that can take, in some countries that are free-market-access countries, such as the U.K. and Germany, that pricing discussion becomes very short because we have the ability to determine our own price. For other countries like France, Italy, Spain that negotiations may take several months in order to agree to a pricing. That's my long-winded way of saying: right now, we don't have to declare what a strategic plan is for the company beyond us filing and getting this approved; and we have a number of months yet where we can make final determinations as to how we should commercialize, or someone should commercialize in Europe.

Operator: Our next question comes from Steve Byrne of Bank of America. Your line is open.

Q - Steve Bryne: Continuing the discussion on Europe, what are the infrastructure requirements that you mentioned earlier that you need to develop prior to filing?

A - Paul Hamelin: Steve, what we need to do is we need to have - I'll use as an example. We need to have a pharmacovigilance established, or a pharmacovigilance partner established in Europe as part of our application process. That doesn't mean - and that's not a resource intensive process - it's just working with a company in Europe that has the capability of doing pharmacovigilance in Europe and providing a write-up on the process of collecting pharmacovigilance through that infrastructure in our marketing application. So that's an example of something that we have been working with and we're in the final stages of completing that will be part of this. So, so I want to ensure that I don't leave anyone with the impression that the infrastructure to file is extensive. It really is not.

Q - Steve Bryne: Okay. In terms of your requirements for funding for 2011, do you have a budget for selling and marketing costs for 2011?

A - Paul Hamelin: The short answer to that question is, yes. We always are running budgets and forecasts and thinking through that process. We never disclose those as they're always things that we are refining and working towards and always, for almost every company that I've ever been in, the fourth quarter of every year is a big part of budget discussions and working out the ensuing next year and five year plans for companies.

Q - Steve Bryne: Alright, well let me ask it a different way. Do you anticipate having to access the capital markets in order to provide funding through 2011?

A - Paul Hamelin: As I said earlier, at the end of close of second quarter, and we'll be updating everyone next week at the end of third quarter our cash position, we had approximately 89 million at the end of second quarter. We've managed tightly our burn over the last quarter and you know, we know that launching a product is complex and there are a lot of variables to it. We're going to continue to be judicious in what we spend and how we spend, and we'll continue to evaluate whether or not we need additional resources going forward or not. Beyond that, I don't want to comment at this point in time.

Q - Steve Bryne: Okay. And Paul, you mentioned that it was in the interest of shareholders to move rapidly on this launch in the U.S. Is it fair to say that your intentions of a rapid launch exceeded what your prospective buyers were thinking?

A - Paul Hamelin: Again, Steve, I don't want to comment as to what anyone may or may not perceive about our launch plans. But we feel, as I said a couple of calls ago, we feel morally obligated to get this product out to patients, because there is just high unmet medical need. These patients are desperate for a life-transforming therapy, and we need to get it out to them. And that's our intended plan. That's why we're going to ACR in two weeks, and the Nephrology Renal Week meeting the week after that. We're doing an initial package insert launch. We'll put product out in December and then we'll build our infrastructure for a full sales force launch of 60 people in January. We think that is, it is a very workable plan and hopefully, through some of my earlier comments, you get the sense that we've already completed everything that we need to in order to follow that plan, and we'll continue to follow that forward.

Operator: Your next question comes from Carol Werther of Summer Street. The line is open.

Q - Carol Werther: Thanks for taking my question. Given the label that you have, do you intend to mainly target doctors that have practices associated with hospitals in case there's an allergic reaction?

A - Paul Hamelin: Carol, our focus will be on infusion centers, infusion centers associated first of all with rheumatology practices and nephrology practices. Those infusion centers represent approximately about 70% of what we believe will be where the product is used. The remaining 30% will be infused not in the physicians' clinics, infusion clinics, but will be infused in hospital-based clinics. And so we will cover those clinics as well but it's roughly that 70%, 30% model which we've seen with other infused biologics. And so our concentration effort will be in these clinicians' infusion centers and the hospital infusion centers where the patients will be treated.

Q - Carol Werther: How many infusion centers do you estimate there are?

A - Paul Hamelin: There are approximately seventeen to eighteen hundred (1,700 to 1,800) infusion centers that we're targeting at the rheumatology level. There are another few hundred infusion centers that are in nephrology clinics. And then there are large infusion centers that are hospital-based which all specialists can access and so we'll go after all of those. And that's part of how and why we decided to size a sales force of 60 people, so that we can provide adequate coverage to those clinics.

Q - Carol Werther: And my second question is, given the fact that a lot of the patients will probably need to be referred from primary-care physicians, are you planning a direct-to-consumer add to facilitate that next year?

A - Paul Hamelin: Carol, we will need to, once the rheumatologists and nephrologists have some experience in the infusing and get comfortable with the drug, then we will do activities, very specific activities, focused around patients, and very specific activities focused around high prescribing primary care physicians that are sitting on large pools of these chronic gout patients that are refractory. So we will use very specific targeted programs, as opposed to I think the implication might have been large commercial television advertising or something like that. We do not see that as a necessary means of referring and moving patients into clinics.

Operator: Our next question comes from Katherine Xu of Wedbush Securities. Your line is open.

Q - Katherine Xu: Hi. Good morning. Sorry I'm not very clear about the timing of hiring the sales force. Paul, you were saying that you would have the sales force in January or you'll start hiring the sales force in January?

A - Paul Hamelin: Katherine, we will begin the process of recruiting as early as December. It will culminate then hopefully into a hiring and training of a sales organization in January and we hope then a subsequent full sales force launch to follow very shortly. One of the gating events is our DDMAC promotional materials. We would like to have the sales organization launched with our DDMAC approved materials as opposed to sending them out with just a package insert. So if the time-lines from our DDMAC discussions and review hold, then I think we will be in a position that we'll be able to flip and seal the sales organization very early in the first quarter of '11 and begin a full launch at that time.

Q - Katherine Xu: Okay. And, Paul, when you said there are a hundred and seventy thousand (170,000) patients in other centers, (inaudible) the crippled and disabled patients need these products the most urgently. So are those hundred and seventy thousand (170,000) patients all crippled and disabled?

A - Paul Hamelin: The hundred and seventy thousand (170,000) patients that our research has identified represents about 3% of the gout population. This 3% or hundred and seventy thousand (170,000) patients represent those chronic gout patients that have the highest symptom burden. So these patients generally are flaring multiple times a year and generally speaking the majority of them have tophi. Those are the patients that we believe will receive the drug. The challenges I outlined earlier is, these hundred and seventy thousand (170,000) patients are not all sitting in the rheumatology practices or offices today. They are scattered amongst other specialties and a significant number in primary care. So we'll need to over time, help migrate those patients that are diffuse in the healthcare system into the rheumatologists where they can get infused.

Q - Katherine Xu: [indiscernible] symptom burden, I'm just curious about how urgently these patients [indiscernible] products. Of course, the higher the burden, the higher the need. So I'm just curious whether those hundred and seventy thousand (170,000) patients (indiscernible)your research, they are indeed [indiscernible] high enough to want to receive the products immediately.

A - Paul Hamelin: Again, our research would indicate that these hundred and seventy thousand (170,000) patients have symptom burdens, very similar to the symptom burdens of the patients who went into our clinical trial. So they do represent a population for the most severe end of symptoms in the chronic gout population. And again, it's our belief that these patients are motivated, just as they were motivated to enter into our trial and remained on drug for, many of them, for almost three years because their symptom burden is so crippling and disabling to them, they are motivated to get into therapy and they're motivated to stay on drug every two weeks. Sometimes you know people are still surprised that we had patients receiving drug every two weeks for three years. And again, I think that bespeaks of the crippling aspects of this disease, and that's the population that we believe will be the initial population treated with KRYSTEXXA.

Operator: Our next question comes from Salveen Richter of Collins Stewart. Your line is open.

Q - Laura ?: Hi. Good morning, it's Laura again, on behalf of Salveen. I just wanted to clarify. I know you said 80% of allopurinol patients are seen in PCP offices. So I guess, how do you think about effectively getting those patients to infusion centers and when will those efforts begin?

A - Paul Hamelin: Laura, the 80% of allopurinol prescriptions are in primary care. We will hopefully try to help access that in a matter of months after we launch. Why do I say months, months after launch? The first thing we need to do is ensure that the rheumatology infusion centers and the nephrology infusion centers have experience with the drug and reimbursement is in place. There's no reason to push the patients from primary care right now into a rheumatologist practice if the rheumatologist is not ready and prepared to infuse this, so we need some experience to develop at the rheumatology call point and at the nephrology call point. Once there's sufficient experience there, then we will begin programs at the patient level and at the primary care level, very specific targeted programs, to help identify these patients and move them through the referral network.

How we do that, I'll give you an example. Not only today, given the sophistication of prescription database, do we know that 80% of the prescriptions are in primary care. We actually can cut that data and we can go exactly physician by physician and we know where the largest pools of gout patients are sitting, so it's not an equal distribution at primary care. So if you had 100 primary care physicians, not everybody has equal number of gout patients. What you find is that 20% of the physician population has 80% of the patients, so it's a very concentrated pool that will allow us to do very specific programs with rheumatologists and with those primary care physicians to migrate those patients.

It's a lot like the work that was done back in the late '90s with the initiation of TNF-alpha therapy, because again, at that time, TNF-alpha therapy could only be given in an infusion clinic, and primary care physicians didn't really have access to it. So if you will, repeating a bit of history as we build this chronic gout market that's refractory to conventional therapy.

Operator: Our next question comes from Gene Mack of Soleil Security. The line is open.

Q - Gene Mack: Hi. Thanks for taking my question. I just was wondering if I could follow up on sort of patient outreach. I think when you guys were enrolling Phase 3 trials part of what you used was actual newspaper ads and sort of direct to patient. Is that something you think DDMAC would allow for, given the label; not that it's any worse or better than when you enrolled the trials, but just given the label? Do you think that that's something that they would allow you to go back to doing, and do you see any wisdom in doing that?

A - Paul Hamelin: Gene, that is an example of types of programs that, yes, we believe the FDA will allow us to do provided we remain within label, and we will do everything to remain within label. But that is an example of a specific program that's low cost that generated a tremendous amount of interest at the patient level. We had, if I recall from memory, we had over six thousand (6,000) patients contact the network that we had set up. Network, I don't want it to sound like it was a lot of infrastructure, cause it really wasn't, but we had six thousand (6,000) patients that identified themselves as having very high symptom burden and being refractory to conventional therapy that wanted to participate in the trial and get on drug. So that is an example, Gene, of a program that we think in the future might have benefits, and there are others to allow us to get access to patients and immobilize the patients who have high symptom burdens.

Q - Gene Mack: Given the work you've done and where you are right now in terms of building up your infrastructure, when do you think you'd be able to start providing some expectation or guidance about the launch and some numbers that maybe investors can start to gauge your performance against?

A - Paul Hamelin: Well, I think next week we're anticipating having our earnings call, and at that earnings call I think we'll talk a little bit more about our launch plans. But typically, to my knowledge, most companies do not give a lot of guidance in terms of the sales projections and penetration projections going forward.

Q - Gene Mack: Okay.

A - Philip Yachmetz: Historically, we've not provided any sales or market penetration projections, and we really believe you know, that the product needs to be on the market, and even if we were inclined to provide such sales projections, we'd not be in a position to do so until there was substantial time on the market and experience with the product.

Q - Gene Mack: Okay. So this isn't something we would get in December when the product is on the market?

A - Philip Yachmetz: You'd have a report of actual sales, but not projections going forward.

A - Paul Hamelin: Right. So in future quarters after we introduce the product, we will be updating the market at our earnings calls with respect to sales that we've recorded in that quarter.

Operator: Our next question comes from Lisa Bayko of JMP Securities. Your line is open.

Q - Lisa Bayko: Hi. Good morning. Can you maybe walk us through your patient sort of profile in terms of their reimbursement status? So can you give your target patient population, how many are on Medicare? How many are private pay and all that kind of stuff?

A - Paul Hamelin: Lisa, we anticipate that approximately half of patients will be covered under private plans. We then expect about a third of the patients who will go on KRYSTEXXA will be Medicare, and then approximately 10% of patients will be in VA. The percentage for Medicare and the VA reflect the fact that gout and chronic gout that's refractory to conventional therapy tends to be in older age groups, predominately men but women as well in their 40s, 50s, 60s and 70s. And so we think that will be the payer mix, about half in private pay, the remaining half, well not quite half, in the public domain and then there will be some out-of-pocket payers as well.

Q - Lisa Bayko: Have you had any discussions with Medicare yet regarding reimbursement?

A - Paul Hamelin: We have had interactions with CMS and we'll continue to have interactions with CMS. We will be filing for our J-code here very soon.

Q - Lisa Bayko: Great. That's helpful. And then in terms of sort of penetrating that sort of private pay, what, are you going to be doing that on your own or are you going to be outsourcing that just to get on formulary in the different - and what tier are you going to be going after for the different private payers?

A - Paul Hamelin: Sure. We have already had a number of private payers who have already contacted us asking for additional information. In some cases we've already provided that. But there are two main, three main ways to really support the payer activity and we plan on using all three. There are services and companies that are already set up to supply formulary packages and tips and information to the private plans and all P&T members. So we will be accessing those plans through that mechanism. That's a very complete and robust process that a lot of companies use today to ensure that you get formulary packages and information to these committees. So that's one avenue.

Second avenue is there are meetings that are set up and established, again, by third parties that allow a company access to many plans simultaneously in order to provide overviews of the product, its benefits and risks. So we will use those avenues as well and we have several of those activities with third parties planned coming in the future.

And then the last effort is actually feet on the ground. We will have, we don't at this point in time, but we will shortly, have a small number of people who will actually be out and have the ability on a regional basis to interact with the regional headquarters of these various payer groups. So we use all of those avenues to establish payer connections and provide them the information.

One of the most important aspects of this drug is the fact that it is for high unmet medical need and it's for a population that is severely disabled. Plans understand that and I think that is a reason why we've already had so many plans contact us and why one of the largest plans, private plans already in the United States has already put it on formulary. They know there's unmet medical need and this population needs this drug.

Operator: The next question comes from Joseph Schwartz of Leerink Swann. Your line is open.

Q - Joseph Schwartz: Actually all my questions are answered. Thank you.

A - Philip Yachmetz: Thanks, Joe.

Operator: Thank you. Our next question comes from John Newman of Oppenheimer. Your line is open.

Q - John Newman: Hey guys. Thanks for taking a follow up. Just wondered if you could tell us how many patients are currently still on KRYSTEXXA via some of the open-label studies and extension studies that you guys have had running over time?

A - Paul Hamelin: John, we actually stopped patient exposure to KRYSTEXXA in July of 2009. So there are no patients currently on drug anywhere. We stopped it in 2009 after we had extended the open-label extension three times. So when we concluded and stopped access in July of 2009 we actually had almost a quarter to a third of the patients who had initially started the product in the randomized control trials were on the drug until July of 2009, which represented almost three years of exposure for these patients. When we look back to the average patient exposure, so if you take every patient who entered the trial starting at RCP all the way through July of 2009, most patients averaged about 19 months of therapy. So that includes patients who started on therapy and might have dropped off in the first month because of a flare and that includes all the patients right up to July of '09 who were on the drug for over three years. On average the patients were exposed to drug for about 19 months.

Operator: Our next question comes from Gene Mack of Soleil Securities.

Q - Gene Mack: Okay so let me get a follow up, just wondering if you guys have heard from any of the outstanding warrant holders, I think there are 40 million in warrants that could be exercised November 2. Have you heard from any of those holders and what they might do with their exercise option?

A - Philip Yachmetz: Gene, we've had - well, we reported it on our Q, but we've had a number of warrant holders who have been exercising over the last couple of months, some for cash, some for on a cashless basis.

Q - Gene Mack: Okay. And we'll get some - that will come in the updated cash number, or will that be included in the Q3 cash and equivalence number that you provide?

A - Philip Yachmetz: To the extent they were exercised during the third Q, third quarter, yes. Some are current. Some exercises happened after September 30.

Q - Gene Mack: Okay. All right. But will we get any sort of idea of what that's going to be or no?

A - Philip Yachmetz: No. Next week.

Operator: Our next question comes from Lisa Bayko of JMP Securities.

Q - Lisa Bayko: >: Hi. Thanks for taking my follow-up. I know you're going to hire 60 sales reps. Can you maybe comment on surrounding hires that you may need, including you know, managers, medical science liaisons types, other commercial folks, reimbursement people? What is the full texture of what kind of the hires you're going to be doing in terms of the number?

A - Paul Hamelin: Lisa, we will need to bring on some people at the medical science liaisons area. We will need to bring on some people in managed care. We will need to add a few people here in the home office infrastructure, and then we will need the 60 sales representatives and the six regional business managers who will, who will manage that 60-person sales force. But we will add that and probably a little bit of other internal infrastructure over the next, if you will, 90 days. But again, I will just repeat one of the things that we very much like about this market, is that it's not a tremendous resource-intensive market because of the external infrastructure like Covance and PPD that already exist. Thanks, Lisa.

Operator: Ladies and gentlemen, this does conclude today's conference. Thank you for your participation and have a wonderful day. You may all disconnect.